Press Release Source: Paradigm Oil & Gas Inc.

Update-Paradigm Oil & Gas Has Received News From The Operator That They Commenced A Completion Program Which Will Take 50 Days From Start To Finish
Monday June 27, 11:00 am ET

CALGARY, Alberta--(BUSINESS WIRE)--June 27, 2005--Paradigm Oil & Gas Inc. (OTCBB:POGI - News) is pleased to announce that the drilling on the Todd Creek Well located in 13-28-9-2W5 in Alberta, Canada, has been moved into the final completion stage which will take 50 days. The operators have placed the well on "tight hole" status. Further news will be released upon completion of testing.

Following the evaluation of the 13-28 well, additional drilling is anticipated during the second half of the year on company lands.

The Company owns a 5% working interest in 13.75 sections of in Todd Creek with an option to earn interests in 7 additional sections of land. The operator of the Todd Creek concession has received a license to install a gas plant facility for up to 10,000 mcf/day of gas to be located just south of Company lands. This plant will give the company immediate access to market.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov.

Paradigm Oil & Gas Inc. (OTC Bulletin Board:POGI - News)
Contact:

Paradigm Oil & Gas Inc.
Robert L. Pek
President
(403) 827-1208
rpek@paradigmoilandgas.com
OR
Paradigm Oil & Gas Inc.
35 - 12880 Railway Avenue
R ichmond, B.C.
V7E 6G4

Source: Paradigm Oil & Gas Inc.